Exhibit 99.2

CFO Commentary on Third-Quarter 2014 Results

Summary

The third quarter 2014 results compared to last year’s third quarter were as follows:

•	Revenue of $361.6 million up 14.0% from $317.2 million
•	Gross margin of 22.0% improved sequentially by 2.5 percentage points and increased over the prior year by 0.9 percentage points
•	Operating income increased to $12.2 million compared to the prior year’s $4.3 million
•	Net income applicable to common shares was $6.1 million compared to the prior year net loss of $12.2 million
•	Net income per diluted common share was $0.08 compared to the prior year loss per diluted common share of $0.19
•	*Adjusted EBITDA was $25.0 million compared to the prior year’s $17.0 million

* Reconciliations of non-GAAP financial measures to the nearest GAAP measure are included in the Company’s financial tables accompanying this CFO Commentary.

Revenue

Revenue of $361.6 million was up 14.0% from a year ago. Revenue growth was driven by increases in all three of our segments, driven primarily by our legacy commercial industrial products in the Components group and the continued ramping up of our new facility in Middletown, Ohio in our Coatings group.

•	Coaters third-party revenue of $31.1 million increased by 35.2% with third-party volumes up by 26.5% versus last year’s third quarter results. Total revenue, including intercompany activity increased 21.0%.

•	Components third-party revenue of $162.2 million increased by 15.5% with third- party volumes up by 14.8% compared to last year’s third quarter.

•	Buildings third-party revenue of $168.3 million increased by 9.5% with third-party volumes down by 1.6% versus last year’s comparable quarter.

Gross Margin

Gross profit increased to $79.6 million, up $12.5 million from last year’s third quarter. Our gross margins at 22.0% increased sequentially by 2.5 percentage points and increased over the prior year by 0.9 percentage points. The sequential improvement is partially the result of the unfavorable impact that extended winter weather had on our operations in the first half of 2014, as previously disclosed. In addition, our investments to improve our manufacturing responsiveness and focus on value oriented commercial discipline are beginning to be reflected in our improving gross margins.

Gross Margin Reconciliation: Q3’13 to Q3’14 (21.1% to 22.0%, up 0.9 points)
[note: point attributions are approximate]

•	+ 1.4 points: Improvements in commercial discipline and value pricing
•	- 0.5 points: Segment and product sales mix (i.e. relative ratio of sales among segments)

1

ESG&A Expenses

ESG&A expenses were $65.9 million, up $3.1 million from a year ago. ESG&A expenses as a percent of revenues decreased from 19.8% last year to 18.2% in the current quarter. Other than variable and incentive based items, the increase in ESG&A expenses over the prior year is attributable primarily to the following:

•	~$1.6 million related to sales growth initiatives in our Components group

•	~$0.8 million related to increased engineering and drafting costs for approval based projects to be delivered in future periods

*Adjusted EBITDA

*Adjusted EBITDA increased $8.0 million from $17.0 million last year to $25.0 million in the current quarter. The increase in adjusted EBITDA is attributable to the following:

•	+$3.8 million net effect of increased business volumes in Components and Coaters, offset by a decrease in Buildings

•	+$5.8 million improvements in commercial discipline and value pricing

•	-$1.8 million related to incremental spending on growth initiatives primarily in Components

•	+$0.5 million improved transportation and delivery net cost

•	-$0.3 million related to other income and expenses, primarily foreign currency gains and losses

Diluted Shares

Our weighted average diluted share count for the third quarter was 74.4 million shares, compared to 64.2 million shares last year. The primary driver for the increase in shares is the May 2013 conversion of preferred shares into common shares. In addition, the prior year excluded certain common stock equivalents due to the presence of a net loss and their inclusion would have been anti-dilutive at that time. During the current quarter, approximately 1.5 million of common stock equivalents were included in the diluted share count for earnings per share calculation purposes.

Cash and Working Capital

Our cash balance of $27.7 million increased sequentially, and was higher than the $16.1 million in the same quarter of the prior year. The decline in cash from the $77.4 million at the end of the last fiscal year is due to the combination of the $23.8 million used to repurchase shares of common stock in the first quarter, and seasonal variations in our working capital requirements. The primary working capital variations relate to a $ 29.4 million reduction in accounts payable as the result of the seasonal transition from our peak fourth quarter balance and a $14.5 million increase in inventory due primarily to material cost increases and additional inventory locations. Our average days sales outstanding improved to 33.1 days, compared to 35.8 days in the prior year same period. Our average days in inventory outstanding improved to 44.4 days, compared to 48.7 days in the prior year. And finally, our average days in payables outstanding declined to

32.0 days compared to 34.8 days from the same period of the prior year.

2

Q4 2014 Outlook

The following are our current expectations for certain financial items for our fourth fiscal quarter:

ESG&A Expenses

We expect our ESG&A expenses to range between $68 million and $71 million.

Interest Expense

We expect our interest expense, including the amortization of deferred financing costs and costs from our revolving asset-based lending facility, to range between $3.0 million and $3.3 million.

Effective Tax Rate

We expect our tax rate for the upcoming quarter to range between 37% and 40%. However, we continue to expect volatility in our quarterly tax rate as slight changes in earnings will have an outsized impact on the effective tax rate given the seasonal variation in earning levels that typically occur. Our effective tax rate percentage can and has varied significantly from expectations as a result.

Diluted Shares

We expect our weighted average diluted common share count used in calculating our earnings per share to be approximately 75.0 million for the upcoming quarter and fiscal 2014.

Balance Sheet and Cash Flow Items

We expect our total capital expenditures in fiscal 2014 to range between $22 million and $25 million.

Forward-Looking Statements

This CFO Commentary contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believe," "guidance," "potential," "expect," "should," "will," "forecast" and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current expectations, assumptions and/or beliefs concerning future events. As a result, these forward- looking statements rely on a number of assumptions, forecasts, and estimates and, as a result, these forward-looking statements are subject to a number of risks and uncertainties that may cause the Company's actual performance to differ materially from that projected in such statements. Among the factors that could cause actual results to differ materially include, but are not limited to industry cyclicality and seasonality and adverse weather conditions; ability to service or refinance the Company's debt and obtain future financing; the Company’s ability to comply with the financial tests and covenants in its existing and future debt obligations; operational limitations or restrictions in connection with our debt; recognition of asset impairment charges; the ability to make strategic acquisitions accretive to earnings; retention and replacement of key personnel; enforcement and obsolescence of intellectual property rights; fluctuations in customer demand; commodity price increases and/or limited availability of raw materials, including steel; increases in energy prices, competitive activity and pricing pressure; challenging economic conditions affecting the non-residential construction industry; volatility in the U.S. economy and abroad generally, and in the credit markets; costs related to environmental clean-ups and liabilities; changes in laws or regulations, including the Dodd-Frank Act; the dilutive effect on the Company’s common stockholders of potential future sales of the Company’s common stock held by the selling stockholders; substantial governance and other rights held by the selling stockholders; breaches of our information system security measures and damage to our major information management systems; hazards that may cause personal injury or property damage, thereby subjecting the Company to liabilities and possible losses, which may not be covered by insurance; costs and other effects of legal and administrative proceedings, settlements, investigations, claims and other matters; and the volatility of the Company's stock price. The Company's SEC filings, including our most recent reports on Form 10-K, particularly under Item 1A "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended November 3, 2013, and in the Company’s Quarterly Report on Form 10- Q for the quarter period ending February 2, 2014, identify other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. NCI expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any changes in its expectations.

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NCI BUILDING SYSTEMS, INC.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
COMPUTATION OF EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION,
AMORTIZATION AND OTHER NONCASH ITEMS ("ADJUSTED EBITDA")

(In thousands)
(Unaudited)

	4th Qtr November 3, 2013	1st Qtr February 2, 2014	2nd Qtr May 4, 2014	3rd Qtr August 3, 2014	Trailing 12 Months August 3, 2014
Net income (loss)	$8,276	$(4,258)	$(4,905)	$6,089	$5,202
Add:
Depreciation and amortization	9,012	8,767	8,941	8,994	35,714
Consolidated interest expense, net	3,334	3,100	3,035	3,142	12,611
Provision (benefit) for income taxes	5,410	(2,506)	(3,057)	2,837	2,684
Debt extinguishment costs, net	-	-	-	-	-
Gain on insurance recovery	(1,023)	(987)	(324)	-	(2,334)
Unreimbursed business interruption costs	500	-	-	-	500
Secondary offering costs	-	704	50	-	754
Strategic development costs	-			1,486	1,486
Non-cash charges:
Share-based compensation	4,565	3,179	2,563	2,404	12,711
Embedded derivative	-	-	-	-	-

Adjusted EBITDA (1)	$30,074	$7,999	$6,303	$24,952	$69,328

	4th Qtr October 28, 2012	1st Qtr January 27, 2013	2nd Qtr April 28, 2013	3rd Qtr July 28, 2013	Trailing 12 Months July 28, 2013
Net income (loss)	$6,270	$(3,627)	$(5,342)	$(12,192)	$(14,891)
Add:
Depreciation and amortization	10,355	9,122	8,809	9,066	37,352
Consolidated interest expense, net	6,226	6,244	6,149	5,130	23,749
Provision (benefit) for income taxes	3,379	(1,825)	(2,506)	(9,933)	(10,885)
Acquisition-related costs	153	-	-	-	153
Debt extinguishment costs, net	-	-	-	21,491	21,491
Non-cash charges:
Share-based compensation	3,117	3,442	3,445	3,448	13,452
Asset impairments	13	-	-	-	13
Embedded derivative	(6)	(5)	(4)	(50)	(65)

Adjusted EBITDA (1)	$29,507	$13,351	$10,551	$16,960	$70,369

(1)	The Company's Credit Agreement defines Adjusted EBITDA. Adjusted EBITDA excludes non-cash charges for goodwill and other asset impairments and stock compensation as well as certain non-recurring charges. As such, the historical information is presented in accordance with the definition above. Concurrent with the amendment and restatement of the Term Loan facility, the Company entered into an Asset-Based Lending facility which has substantially the same definition of Adjusted EBITDA except that the ABL facility caps certain non-recurring charges. The Company is disclosing Adjusted EBITDA, which is a non-GAAP measure, because it is used by management and provided to investors to provide comparability of underlying operational results.